Exhibit 99.1

NEWS

ANADARKO ISSUES STATEMENT REGARDING TRONOX ADVERSARY PROCEEDING

HOUSTON, Dec. 12, 2013 – Anadarko Petroleum Corporation (NYSE: APC) today issued the following statement in response to an interim Memorandum of Opinion from the United States Bankruptcy Court, Southern District of New York in regards to the Tronox Adversary Proceeding:

“Given the significant factual evidence supporting our position, we vehemently disagree with the Judge’s Memorandum of Opinion, and we fully expect to pursue every avenue available to us through the appellate process to protect the interests of our stakeholders, once a final judgment including damages has been rendered.”

Al Walker, Anadarko Chairman, President and CEO

Background

On Dec. 12, 2013, U.S. Bankruptcy Judge Allan Gropper issued a Memorandum of Opinion in Tronox, Inc. v. Kerr McGee Corporation et al. In its opinion, the Court found Kerr-McGee and certain of its subsidiaries liable for fraudulent transfers in connection with a 2002 internal corporate restructuring of Kerr-McGee, and Kerr-McGee’s 2005 spin-off of its titanium dioxide business. The Court ruled that the defendants were not liable for any breach of fiduciary duty. Anadarko acquired Kerr-McGee Corporation in August of 2006.

The Court expressed the opinion that it has the authority to enter a final judgment against the defendants, but it did not do so because it has yet to resolve a key aspect of the case. The court did not issue a ruling on damages, noting for the parties an as-yet unresolved question concerning the operation of bankruptcy law governing the right of the defendants to an offset. “Reconstructing the state of affairs as of confirmation,” the court noted, “defendants should provisionally have an allowed claim … in the amount of $10.459 billion.” The court calculated that such a provisional offset would give rise to a damage award in favor of the plaintiffs of approximately $5.15 billion. The Court also noted that a different approach to the offset rules is possible and, if applied, would greatly diminish the offset, resulting in an award for the plaintiffs in the principal amount of $14.166 billion. To either sum, attorneys’ fees and costs would be added to the extent appropriate.

Today’s interim memorandum of opinion is not a final judgment. The court has ordered the parties to submit further briefing over the next 60 days, and invited oral argument, on the open question of the offset. The Court is expected to issue a judgment following that process, which will then be subject to appeal.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including the nature and timing of a final judgment or other decisions rendered relating to the Tronox Adversary Proceeding, the amount of damages, penalties and other costs for which the defendants may be found liable, and the effect of such amounts on our business, prospects, results of operations, financial condition and liquidity. See “Risk Factors” in the company’s 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Bill Tedesco, william.tedesco@anadarko.com, 832.636.3375

Jeremy Smith, jeremy.smith@anadarko.com, 832.636.1544